Exhibit 99.1

IPASS REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

•	Reaffirms 2016 guidance for revenue growth and Adjusted EBITDA break-even

•	Achieved $2.1 million Annual Contract Value (ACV), highest quarter since launch of Unlimited

REDWOOD SHORES, Calif. - May 4, 2016 - - iPass Inc. (NASDAQ GS: IPAS), a leading provider of global mobile connectivity, announced total revenue of $14.7 million and Adjusted EBITDA loss of $2.0 million for the quarter ended March 31, 2016.

“We’ve built a SaaS company with the simple goal of delivering secure Internet connectivity that is UNLIMITED, EVERYWHERE and INVISIBLE. We’ve aligned the company’s infrastructure accordingly, and in 2016, we are dedicated to execution,” said iPass CEO Gary Griffiths. “We expect to increase sales by securing new partnerships, expanding our network and developing new technologies, while maintaining tight cost controls. Already in the first quarter of 2016, with our new sales team in place, we achieved the largest quarterly bookings, or ACV, in at least five years.”

“iPass is finally achieving our desired market position as an agent for change in the mobile connectivity space. Communications companies and equipment manufacturers alike increasingly value simple, secure, always-on mobile connectivity. We are partnering with some of the best known global leaders so they can offer iPass services to their customers. Also, recent studies confirm enterprises are escalating vigilance against cyber-threats. iPass plans to be a key part of their security solution, while with our flat-rate UNLIMITED offering, we take the guesswork out of the cost of service, striving to keep our customers connected, Wi-Fi first, but not Wi-Fi only. Furthermore, the iPass SmartConnect™ Software Development Kit (SDK) makes for a turnkey experience for partners looking to embed secure, mobile global connectivity in their platforms and solutions. Finally, we’ve announced iPass Veri-Fi™, which collects massive amounts of data that will help companies improve resource efficiency, productivity, and troubleshooting. In addition, we expect Veri-Fi will open up new business opportunities for us. The market is ripe for iPass, and we intend to seize the opportunity to drive increasing shareholder value.” concluded Mr. Griffiths.

Progress on Strategic Growth Initiatives

•	UNLIMITED - Wi-Fi without boundaries

◦	Posted record new ACV of $2.1 million for the quarter, up from $0.4 million in Q1’15 and $0.7 in Q4’15.

◦	Closed the largest direct customer enterprise deal since launching Unlimited, with a global consulting firm for its US-based employees, adding nearly 5,000 new users.

◦	Generated $1.5 million of accretive annualized revenue (ACV minus annualized churn) in Q1’16, the first accretive quarter in the last five quarters.

◦	Continued to add capacity deals to the supply chain, with roughly 44% of the Q1’16 Network Access Costs locked in at fixed prices, compared to approximately 37% in Q4’15.

•	EVERYWHERE - World’s largest Wi-Fi network

◦
Announced an agreement with Hewlett Packard to include the iPass service on devices shipped everywhere in the world, expanding the relationship that started in late 2014 for devices in the Asia Pacific region only.

◦	Increased iPass’ reach by expanding distribution partners to include Reliance Communications, Melita, YepINGO, campusSIMs, and Tata Communications.

◦
Deployed the first iPass SmartConnect SDK to embed iPass capabilities with Tata Communications. 2,000 global telcos use the Tata network, representing over 70% of the world’s mobile network operators. Tata reports that 24% of the world’s internet routes traffic through its network.

◦
Using Invisible technology, iPass has discovered over 65 million unique hotspots in the quarter, with newly curated hotpots representing 25% of the overall iPass user connections during the same period.

•	INVISIBLE - Wi-Fi as easy as cellular

◦
Announced iPass Veri-Fi to start productizing analytics and create value-added intelligence driven off the iPass SmartConnect technology; Veri-Fi has delivered the first accurate map of global Wi-Fi hotspots.

◦	Versions of iPass SmartConnect were in market on all major operating systems (iOS, Android, Mac, and Windows) by the end of April 2016.

◦
Released a Mobile Security Report showing that 94% of organizations believe free Wi-Fi is a significant mobile security threat. With iPass SmartConnect, the iPass virtual private network (VPN) solution can make the iPass SaaS platform a critical component of the customers’ security profile.

◦
Announced the iPass developer program, designed to allow developers to embed iPass’ mobile connectivity into their applications; the SDK tool empowers enterprises, operators, and device manufacturers with access to the patented technology that allows smart, simple, secure, and always-on wireless connectivity in their own mobile apps and internet of things (IOT) devices.

Financial Highlights for the First Quarter ended March 31, 2016

•
Revenue was $14.7 million, compared to $16.6 million in first quarter 2015 and $15.4 million in the fourth quarter 2015. Customer churn, including reduction of revenue commitments, was the biggest driver of the year-over-year decline.

•
Operating expenses excluding the cost of restructuring charges were $10.1 million, decreasing $3.3 million or 25% compared to the quarter one year ago and up $0.2 million or 2% from the fourth quarter. The reduction in force announced in February will provide full quarter benefit in Q2’16 and the slight increase quarter over quarter was primarily related to higher seasonal Q1 expenses such as payroll taxes, audit fees, and reduced personal time off.

•	Gross margin was 35.2% in Q1’16, compared to 41.9% in Q1’15 and 36.9% in Q4’15. Lower revenues, especially against a greater mix of fixed cost network access costs was the primary driver.

•
Deferred revenue was $2.3 million, compared to $1.5 million and $2.6 million, at March 31, 2015 and December 31, 2015, respectively. As iPass extends certain contracts with existing relationships, deferred revenue is expected to fluctuate based on revenue recognition requirements.

•
ACV defined as the annualized sales value under committed contract for newly acquired or significant upsell customers, increased to $2.1 million, compared to $0.4 million in Q1’15 and $0.7 million in Q4’15.

•	Adjusted EBITDA loss was $2.0 million, compared to $2.3 million for Q1’15 and $1.4 million in Q4’15. The decline of revenue was the biggest driver quarter over quarter.

•
Cash and cash equivalents was $17.2 million, compared to $20.3 million at December 31, 2015, a decline of $3.1 million. Cash burn included operating cash flow, $0.6 million of restructuring payments, $0.3 million of share buyback, and $0.3 million of vendor financed capital expenditures.

Financial Outlook
“Our new sales team is in place executing our 2016 plan and delivering against expectations," said Mr. Griffiths. "ACV grew approximately five times over the first quarter of 2015. This momentum has continued in April and gives us confidence to reaffirm our 2016 guidance of the first year-over-year revenue growth in nearly a decade and to be Adjusted EBITDA break-even for the first time in the company’s history."

Financial Guidance Reaffirmed

For the year ending December 31, 2016, iPass reaffirms the following:

Total Revenue	$63.0 - $68.0 million
Adjusted EBITDA Income / (Loss) (1)	($1.0) - $1.0 million

(1)
A reconciliation of Adjusted EBITDA income (loss) to GAAP net loss is provided in the attached schedules. The accompanying guidance for Adjusted EBITDA income (loss) excludes foreign exchange gain or loss estimates.

Selected Financial Results

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
(unaudited; in millions)
Revenue Mobile Connectivity Services	$14.7	$15.4	$16.6
Enterprise	12.2	12.7	14.2
Strategic Partnerships	1.9	2.0	1.1
Legacy iPC	0.6	0.7	1.3

Network Access Costs	7.4	7.6	6.7
Gross Margin (1)	35.2%	36.9%	41.9%

Network Operations Expense	2.1	2.2	3.0
R&D S&M and G&A Expense	8.0	7.7	10.4
Total Operating Expenses (excl. Restructuring)	10.1	9.9	13.4

Restructuring Expense	0.7	—	—
Other (Expense) Benefit	(0.2)	(0.1)	0.1
GAAP Total Net Loss	(3.7)	(2.2)	(3.4)

Adjusted EBITDA Loss (2)	(2.0)	(1.4)	(2.3)

	As of
	March 31, 2016	December 31, 2015	March 31, 2015
Shares of Common Stock Outstanding at Period End	64.5	64.6	65.5
Cash and Cash Equivalents	17.2	20.3	28.6
Deferred Revenue (Short-term plus Long-term)	2.3	$2.6	1.5

(1)	Gross Margin is defined as Total Revenue less Network Access Costs less Network Operations expense divided by Total Revenue.

(2)	See “Information Regarding Non-GAAP Financial Measures” for a definition of iPass Adjusted EBITDA.

Key Operating Metrics
iPass tracks key metrics to evaluate operating performance. As the legacy business is no longer significant to the overall revenue or key operating metrics, the company is dropping the designation of “OM” (Open Mobile) from these metrics and only reporting total iPass users.
Wi-Fi Network Users (Enterprise and Strategic Partnerships) is the number of iPass platform users each month in a given quarter that used Wi-Fi network services from iPass. Active Platform Users is the number of users who were billed platform fees and who have used or deployed the platform during the period. ACV represents the annualized sales value committed under contract for newly acquired customers or significant upsell, in total across Enterprise and Strategic Partnerships. While ACV does not represent current revenue, it is a lead indicator of future revenue, especially as iPass migrates to a more software-as-a-service(SaaS) like recurring monthly subscription model under UNLIMITED pricing.

	For the Quarter Ended
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Wi-Fi Network Users:
Enterprise (formerly OME)	77	79	78	84	87
Strategic Partnerships (formerly OMX)	24	21	23	11	9
Total Wi-Fi Network Users	101	100	101	95	96

Active Platform Users	807	830	839	849	855

Annual Contract Value	$2,116	$724	$1,558	$1,257	$373

Conference Call
iPass will host a live conference call today at 2:00 p.m. Pacific time (5:00 p.m. Eastern time). To join the call, please dial-in 10 minutes in advance: toll-free at 1-888-539-3696 or direct at 1-719-457-1035 with a participant confirmation code of 9745286. The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast replay will be available until iPass reports its second quarter 2016 results.

The telephone replay dial-in numbers are 1-888-203-1112 and 1-719-457-0820 and will be available until May 13, 2016, 5:00 p.m. Pacific time. The confirmation code for the replay is 9745286.

Forward-Looking Statements
The statements in this press release: that iPass expects to increase the sales by securing new partnerships; that iPass expects to expand its network and developing new technologies, while maintaining tight cost controls; that iPass plans to be the solution to the best known global leaders in mobile connectivity space with its flat-rate Unlimited offering, which takes the guesswork out of the cost of service and makes connecting to Wi-Fi a dial tone type experience; that iPass Veri-Fi™ will help companies improve resource efficiency, productivity, and troubleshooting, and is expected to open up new business opportunities for iPass; that the market is ripe for iPass, and that iPass intends to seize the opportunity to drive increasing shareholder value; that deferred revenue is expected to fluctuate based on revenue recognition requirements; statements relating to iPass’ 2016 guidance; and regarding iPass’ projections of the year ending December 31, 2016 financial results under the caption “Financial Guidance,” are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including the following: the risk that consumers and customers will not perceive the benefits of iPass UNLIMITED, iPass EVERYWHERE and iPass INVISIBLE to be as iPass expects; the risk that iPass will not be able to achieve the cost savings that iPass currently expects; the risk that the “End of Life” of iPass’ legacy Mobile Office product may negatively impact customer retention and mobility revenues more than iPass expects; the risk that the iPass solution will not continue to achieve the market acceptance iPass expects; the risk of material reductions in iPass customers’ existing minimum commitments more than iPass currently expects; the risk that iPass does not accurately predict usage for its Enterprise Flat Rate price plan which could result in iPass expenses exceeding revenues for these plans; the risk that iPass customers do not widely deploy iPass Open Mobile on smartphones, tablets and other mobile handheld devices at the rate iPass expects; the risk that demand for Mobility Services does not grow as iPass expects; the risk that strong competition in the market for Mobility Services could reduce demand for iPass’ services; and the risk that a meaningful portion of iPass business is international, which subjects iPass to additional risks such as currency fluctuations. Detailed information about these and other risk factors that could potentially affect iPass’ business, financial condition and results of operations are included in iPass’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2016, and available at its Web site at www.sec.gov and the company’s website at http://investor.ipass.com. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be an inaccurate prediction of the actual results.
In addition, investors and others should note that iPass announces material financial information to its investors using its investor relations website, SEC filings, press releases, public conference calls and webcasts. iPass also uses social media to communicate with its customers and the public about iPass, its products and services and other matters relating to its business and market. It is possible that the information iPass posts on social media could be deemed to be material information. Therefore, iPass encourages investors, the media, and others interested in iPass to review the information it posts on U.S. social media channels including the iPass Twitter Feed, the iPass LinkedIn Feed, the iPass Google+ Feed, the iPass Facebook Page, the iPass Blog, and the iPass Instagram account. These social media channels may be updated from time to time.

Information Regarding Non-GAAP Financial Measures
This press release also contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass considers Adjusted EBITDA as a supplemental measure of the company’s performance that is not required by, nor presented in accordance with GAAP.

The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, stock-based compensation, restructuring charges, and CEO exit costs. The company believes Adjusted EBITDA provides a meaningful comparison between its core operating results, on a consistent basis, over different periods of time. Accordingly, management uses this financial measure for evaluating and making operating decisions and for purposes of comparison with its strategic plan, operating budgets and allocation of resources.

Furthermore, iPass believes the use of Adjusted EBITDA is useful to investors:

1.
To provide an additional analytical tool for understanding the company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2.	To provide consistency and enhance investors’ ability to compare the company’s performance across financial reporting periods; and

3.	To facilitate comparisons to the operating results of other companies in the company’s industry, which may use similar financial measures to supplement their GAAP results.

Adjusted EBITDA should not be considered in isolation, or construed as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company's liquidity. In addition, other companies may calculate Adjusted EBITDA differently than iPass does, which would limit its usefulness in comparing iPass’ financial results with those of such other companies.

About iPass Inc.
iPass (NASDAQ: IPAS) is the leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (SaaS) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 53 million hotspots in more than 120 countries, at airports, hotels, train stations, convention centers, outdoor venues, inflight, and more. Using patented technology, the iPass SmartConnectTM platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass app to experience unlimited, everywhere, and invisible Wi-Fi.

iPass® is a registered trademark of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks are owned by their respective owners.
IR Contact: Kirsten Chapman / Becky Herrick, LHA Investor Relations, 415-433-3777, ipass@lhai.com

iPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$17,168	$20,294
Accounts receivable, net	10,117	9,746
Prepaid expenses	2,376	2,762
Other current assets	340	342
Total current assets	30,001	33,144
Property and equipment, net	3,356	4,009
Other assets	705	690
Total assets	$34,062	$37,843

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,956	$6,291
Accrued liabilities	4,790	5,356
Deferred revenue, short-term	2,202	2,321
Total current liabilities	13,948	13,968
Deferred revenue, long-term	146	231
Other long-term liabilities	1,067	1,043
Total liabilities	15,161	15,242
Stockholders’ equity:
Common stock	65	65
Additional paid-in capital	220,011	219,981
Accumulated deficit	(201,175)	(197,445)
Total stockholders’ equity	18,901	22,601
Total liabilities and stockholders’ equity	$34,062	$37,843

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenue	$14,731	$16,558
Cost of revenues and operating expenses:
Network access costs	7,442	6,675
Network operations	2,098	2,950
Research and development	2,140	2,998
Sales and marketing	2,837	3,182
General and administrative	2,990	4,236
Restructuring charges and related adjustments	758	21
Total cost of revenue and operating expenses	18,265	20,062
Operating loss	(3,534)	(3,504)
Interest expense, net	5	(21)
Foreign exchange gain (loss), net	(110)	189
Other loss, net	—	(4)
Loss from continuing operations before income taxes	(3,639)	(3,340)
Provision for income taxes	(91)	(100)
Total net loss	$(3,730)	$(3,440)
Total comprehensive net loss	$(3,730)	$(3,440)

Total net loss per share - basic and diluted
Total net loss per share	$(0.06)	$(0.05)

Weighted average shares outstanding - basic and diluted	63,146,622	62,846,194

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(3,730)	$(3,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation (benefit) expense	188	(362)
Depreciation and amortization	706	746
Deferred income taxes	1	(2)
Loss on disposal of property and equipment	—	4
Provision for (Recovery of) doubtful accounts	61	(63)
Changes in operating assets and liabilities:
Accounts receivable	(432)	(1,024)
Prepaid expenses and other current assets	388	254
Other assets	(16)	3
Accounts payable	613	(1,152)
Accrued liabilities	(284)	(669)
Deferred revenue	(204)	930
Other liabilities	24	11
Net cash used in operating activities	(2,685)	(4,764)
Cash flows from investing activities:
Purchases of property and equipment	(1)	(175)
Net cash used in investing activities	(1)	(175)
Cash flows from financing activities:
Net proceeds from issuance of common stock	113	0
Principal payments for vendor financed property and equipment	(282)	(275)
Stock Repurchase	(271)	—
Net cash used in financing activities	(440)	(275)
Net decrease in cash and cash equivalents	(3,126)	(5,214)
Cash and cash equivalents at beginning of period	20,294	33,814
Cash and cash equivalents at end of period	$17,168	$28,600
Supplemental disclosures of cash flow information:
Net cash paid for taxes	$45	$50
Accrued amounts for acquisition of property and equipment	$61	$239

iPASS INC.
RECONCILIATION OF NON-GAAP TO GAAP METRICS
(Unaudited, in thousands)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Adjusted EBITDA Loss	$(1,992)	$(1,405)	$(2,293)
Interest income (expense)	5	(4)	(21)
Income tax expense	(91)	(111)	(100)
Depreciation of property and equipment	(706)	(731)	(746)
Stock-based compensation benefit (expense)	(188)	56	362
Restructuring charges and related adjustments	(758)	(53)	(21)
CEO exit costs	—	—	(621)
GAAP Total Net Loss	$(3,730)	$(2,248)	$(3,440)

Reconciliation of Adjusted EBITDA Loss to Total GAAP Net Loss

Full Year 2016	(Unaudited; in millions)
Adjusted EBITDA Loss (1)	$(1.0)		$1.0
(a) Income tax expense		(0.5)
(b) Depreciation of property and equipment		(2.9)
(c) Stock-based compensation		(0.9)
(d) Restructuring		(0.8)
GAAP Total Net Loss	$(6.1)		$(4.1)

(1)	The guidance for Adjusted EBITDA loss excluded foreign exchange gain or loss estimates.